SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SENSIENT TECHNOLOGIES CORPORATION

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Commencing April 3, 2013, the following materials and information will be used by employees of Sensient Technologies Corporation (“Sensient” or the “Company”) to communicate about Sensient’s upcoming Annual Meeting of Shareholders (the "2013 Annual Meeting") and may be sent to certain shareholders.  The information below supplements information contained in Sensient’s definitive proxy statement dated March 15, 2013.  This information may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the "SEC").

April 3, 2013

Dear Shareholder:

Sensient recently filed with the SEC its proxy statement and related materials for the 2013 Annual Meeting.  Included in the proxy statement is this year’s advisory vote on Sensient’s executive compensation and a vote to approve the Amended and Restated 2007 Stock Plan.  We would like to bring several items to your attention that merit special consideration as you prepare for this year’s vote on these items.

Advisory Vote on Executive Compensation

Sensient believes in long-term investments in both its employees and through acquisitions and strategic capital investments.  These strategies and investments are intended to position us for long-term, sustainable growth and profitability.  We are aware that the proxy advisory and investment firms utilize quantitative models that are often based, at least in part, on stock price performance over periods that can be as short as one year.  During 2012, Sensient’s total return to shareholders declined about 4%, while many of our peer companies experienced increases in their stock price.  Unfortunately, the disparity in these returns over an isolated one year period may have a negative impact on some of the quantitative tests that shareholders use in performing their analysis this year.  We are not satisfied with our return during 2012, but we also recognize that there may be little connection between our share price movement in 2012 and the ultimate success of our current investments and strategies.

Sensient has generated attractive shareholder returns over longer periods of time -- for the three years ended December 31, 2012, Sensient’s total return to shareholders is in line with the S&P Midcap 400 Index and for the five years ended December 31, 2012, Sensient has outperformed this same Index by 240 basis points.  In recent periods, Sensient has invested in several promising emerging markets, including China, Brazil and South Africa.  We have also made investments in high return areas such as pharmaceutical and cosmetic ingredients and natural colors.  Finally, we recently implemented a broad and strategic restructuring that will generate near-term annual savings of $10 million.  As you perform your analysis on the say-on-pay vote this year, we hope that you will keep Sensient’s one year stock price movements in perspective and consider our longer term management focus.

Approval of the Company’s Amended and Restated 2007 Stock Plan

Sensient’s pay philosophy emphasizes equity grants to executives who are in a position to influence the long term strategy of the Company.  Together with our robust stock ownership guidelines and hold to retirement policy, these grants align the financial rewards to our executives with the interests of our shareholders.  Some of the analysis of our equity awards this year has criticized the level of expense attributable to our awards in 2012.  This analysis does not consider the fact that 25% of this year’s expense was incurred because one of the named executive officers reached the age of 65.  The outstanding equity awards to this individual vested and this resulted in a nonrecurring item that should be excluded from any analysis of the ongoing expense of our equity plan.  Sensient believes that the annual level of equity grants is very appropriate based our burn rate of 1.39% for the past three years, which is less than half of the ISS industry rate cap of 3.08%.

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Some of the analysis of our equity plan also pointed out that we will not need the additional shares requested for another year.  We would like to point out that approval of the plan will allow any future performance equity awards to qualify for tax deductible treatment under IRS Rule 162(m).  Depending on the feedback received from shareholders this year, Sensient will seriously consider including performance based equity in its compensation program going forward.  Unless the Amended and Restated 2007 Stock Plan is approved, performance awards made in the future would not be tax deductible.  We feel strongly that approval of this plan is in the best interests of shareholders and we therefore strongly urge you to support the approval of this plan.

Last Year’s Say-on-Pay Results

During the 2012 proxy season, Sensient received 89% support from shareholders for its executive pay practices, a substantial increase from the prior year.  Sensient is committed to a shareholder outreach program and the Company has demonstrated a willingness to make improvements to our pay practices that are responsive to shareholder feedback.  Over the last several years, Sensient has implemented a number of changes to address potential concerns in our policies and to adopt some emerging best practices.  Recent improvements in our executive compensation program have included:

•	More robust stock ownership guidelines for both executives and directors and a “hold-to-retirement” stock ownership policy.

•	The adoption of a “clawback” policy for any equity awards and other incentive compensation in the event of a financial restatement.

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The removal of tax gross-ups in any new executive change of control agreements so that now only four of our twelve officers (and only one of our named executive officers) would receive tax gross-ups in a change of control.

•	The addition of a double-trigger in all of Sensient’s change of control agreements.

•	The elimination of tax gross-ups for our restricted stock awards.

Partly as a result of this program of investor outreach, both ISS and Glass-Lewis recommended that shareholders vote “FOR” in the 2012 advisory vote on the compensation of Sensient’s executive officers.  Since last year’s vote, we have kept our policies consistent.  Aggregate pay for our top executives that did not assume new responsibilities declined by over 20% in 2012, partly as a result of the incentives that are tied to company performance goals.  If the volatile “change in pension value” is omitted from the figures, the aggregate compensation figure is still down about 5%, which is consistent with our shareholder return in 2012.

Sensient is committed to delivering shareholder value over the long-term.  We believe the consistent application of our pay practices will incentivize management to continue the strategies necessary to deliver attractive returns to shareholders.  As noted above, Sensient has a record of and a commitment to ongoing review and improvement of our compensation policies and practices.  We welcome constructive dialog on these or other issues and we appreciate the continued support of our shareholders.

Sincerely,

Stephen J. Rolfs

Vice President, Administration

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